Exhibit 5.1

October 4, 2017

114211-6

Ekso Bionics Holdings, Inc.

1414 Harbour Way South

Suite 1201
Richmond, California 94804

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (as the same may be amended, the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the internal laws of the Commonwealth of Massachusetts, and the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion with the Securities and Exchange as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange.

* * *

October 4, 2017

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP

EMA/JED/MKK